Exhibit 21

W.W. GRAINGER, INC.
Subsidiaries as of February 8, 2010

Acklands - Grainger Inc.  (Canada)

Dayton Electric Manufacturing Co.  (Illinois)

Grainger Caribe, Inc.  (Illinois)

Grainger International, Inc.  (Illinois)

-       Grainger Global Holdings, Inc.  (Delaware)

-       Grainger China LLC  (China)

-       Grainger Global Trading (Shanghai) Company Limited  (China)

-       Grainger India Private Limited  (India)

-       Grainger Panama S.A.  (Panama)

-       Grainger Services International Inc.  (Illinois)

-       MRO Korea Co., Ltd. (Korea)  (49% owned)

-       MonotaRO Co., Ltd. (Japan)  (47.9% owned)*

-       ProQuest Brands, Inc.  (Illinois)

-       WWG de Mexico, S.A. de C.V.  (Mexico)

-       Grainger, S.A. de C.V.  (Mexico)

-       MRO Soluciones, S.A. de C.V.  (Mexico)

-       WWG Servicios, S.A. de C.V.  (Mexico)

Grainger Japan Holdings, Inc.  (Delaware)

-       Grainger Japan, Inc.  (Deleware)

-       MonotaRO Co., Ltd. (Japan)  (5% owned)*

Grainger Service Holding Company, Inc.  (Delaware)

Grainger Worldwide Holdings, Inc.  (Delaware)

-       India Pacific Brands  (Mauritius)

-       Grainger Industrial Supply India Private Limited  (India)

Imperial Supplies Holdings, Inc.  (Delaware)

-       Imperial Supplies LLC  (Delaware)

-       Imperial Logistics LLC  (Wisconsin)

GHC Specialty Brands, LLC  (Wisconsin)

*W.W. Grainger, Inc. owns a total of 52.9% of MonotaRO Co., Ltd. (Japan)